UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: February 16, 2016

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

On February 16, 2016, NovaBay Pharmaceuticals, Inc. (the “Company”) entered into three securities purchase agreements (the “Purchase Agreements”) for the sale of an aggregate of 1,518,567 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to accredited investors. The Company entered into the first purchase agreement with Mr. Jian Ping Fu (the “Fu Agreement”), pursuant to which the Company agreed to issue and sell to Mr. Fu, subject to customary closing conditions, 696,590 shares of Common Stock, at a per share price set at a five percent (5%) discount to the closing price of the Common Stock on the date of the Fu Agreement. Mr. Fu is the president of Greenwood Capital, an Australian investment company with a portfolio spanning property, health centers, Australian food exports and cultural exchange. Greenwood Capital has just agreed to two sponsorship deals with the reigning Australian Football League (AFL) champions Melbourne FC and A-League champions Melbourne Victory.

The Company entered into the second purchase agreement with Pioneer Pharma (Singapore) Pte. Ltd. (“Pioneer”) (the “Pioneer Agreement”), pursuant to which the Company agreed to issue and sell to Pioneer, subject to customary closing conditions, 696,590 shares of Common Stock, at a per share price set at the closing price of the Common Stock on the date of the Pioneer Agreement. Pioneer, together with its affiliates, is the Company’s largest shareholder and the beneficial owner of 589,454 shares of Common Stock prior to the closing of the purchase described herein. Mr. Xinzhou “Paul” Li, a director of the Company, is chairman of Pioneer.

China Kington Asset Management Co. Ltd. has agreed to serve as placement agent in exchange for a commission equal to six percent (6%) of the gross proceeds received by the Company pursuant to the Fu Agreement and the Pioneer Agreement at the closing. A description of the material relationships between the Company, Pioneer, Mr. Fu, and the Placement Agent was previously reported in Item 5.02 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2016 and Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2016, and the information set forth in such Items is incorporated herein by reference.

The Company entered into the third purchase agreement with Mark M. Sieczkarek (the “Sieczkarek Agreement”), pursuant to which the Company agreed to issue and sell to Mr. Sieczkarek, subject to customary closing conditions, 125,387 shares of Common Stock, at a per share price set at the closing price of the Common Stock on the date of the Sieczkarek Agreement. Mr. Sieczkarek is the Chairman of the Board of Directors and Interim President and CEO of the Company.

The purchasers pursuant to the Purchase Agreements (the “Purchasers”) consist solely of accredited investors. The closings of the transactions described herein are scheduled to occur on February 19, 2016, following the satisfaction of certain closing conditions specified in the Purchase Agreements.

The Purchase Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers (including for certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”)), other obligations of the parties and termination provisions. Copies of the Fu Agreement, the Pioneer Agreement, and the Sieczkarek Agreement are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference. The foregoing description of the terms of the Purchase Agreements is qualified in its entirety by reference to such exhibits. The Purchase Agreements have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of such agreements as of specific dates and were solely for the benefit of the parties to such agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The foregoing description of the terms of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the Fu Agreement, the Pioneer Agreement, and the Sieczkarek Agreement.

The Common Stock to be issued by the Company pursuant to the Purchase Agreements has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D, and in reliance on similar exemptions under applicable state laws.

Item 3.02—Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of the Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01.     Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No. _____________	Description ________________________________________________________
10.1	Fu Agreement, dated February 16, 2016.
10.2	Pioneer Agreement, dated February 16, 2016.
10.3	Sieczkarek Agreement, dated February 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: February 16, 2016